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FORM 3
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
                                                                    OMB APPROVAL
                                                           OMB Number: 3235-0104
                                                       Expires: January 31, 2005
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Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
30(h) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person* | 2. Date of Event         |   4.   Issuer Name and Ticker or Trading Symbol
                                         | Requiring Statement      |     Golden West Financial Corporation (GDW)
Conger    Roberta        A               | (Month/Day/Year)         |
(Last)    (First)        (Middle)        | July 31, 2002            |
-----------------------------------------|--------------------------|---------------------------------------------------------------
Golden West Financial Corporation        | 3. I.R.S. Identification |  5. Relationship of Reporting Person(s)    6. If Amendment,
1901 Harrison Street                     | Number of Reporting      |  to Issuer                                 Date of Original
(Street)                                 | Person, if an entity     |  (Check all applicable)
                                         | (voluntary)              |  __ Director             __ 10% Owner        (Month/Day/Year)
Oakland,  CA  94612-3575                 |                          |  X  Officer (give title  __ Other (specify
(City)  (State) (Zip)                    |                          |               below)               below)
                                         |                          | Treasurer
-----------------------------------------|--------------------------|---------------------------------------------------------------
                                                                                                  | 7. Individual or Joint/Group
                                                                                                  | Filing (Check Applicable Line)
                                                                                                  | X   Form filed by One Reporting
                                                                                                  | Person
                                                                                                  | _   Form filed by More than One
                                                                                                  | Reporting Person
--------------------------------------------------------------------------------------------------|---------------------------------
Table I - Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------------------------|---------------------------------
1. Title of Security   | 2. Amount of Securities         |  3. Ownership Form: Direct (D) |    4. Nature of Indirect Beneficial
(Instr. 4)             |  Beneficially Owned (Instr. 4)  |  or Indirect (I) (Instr. 5)    |    Ownership (Instr. 5)
-----------------------|---------------------------------|--------------------------------|----------------------------------------
Common Stock           | 1,050                           |   Direct                       |
                       |                                 |                                |
-----------------------|---------------------------------|--------------------------------|----------------------------------------
                       |                                 |                                |
                       |                                 |                                |
-----------------------|---------------------------------|--------------------------------|----------------------------------------
                       |                                 |                                |
                       |                                 |                                |
-----------------------|---------------------------------|--------------------------------|----------------------------------------
                       |                                 |                                |
                       |                                 |                                |
-----------------------|---------------------------------|--------------------------------|----------------------------------------
                       |                                 |                                |
                       |                                 |                                |
-----------------------|---------------------------------|--------------------------------|----------------------------------------

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Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of  | 2. Date Exercisable       | 3. Title and Amount    | 4. Conversion or  | 5. Ownership       | 6. Nature of Indirect
Derivative   | and Expiration Date       | of Securities          | Exercise Price of | Form of Derivative | Beneficial Ownership
Security     | (Month/Day/Year)          | Underlying Derivative  | Derivative        | Securities:        | (Instr. 5)
(Instr. 4)   |                           | Security (Instr. 4)    | Security          | Direct (D)         |
             |                           |                        | (Instr. 5)        | or Indirect (I)    |
-------------|---------------------------|------------------------|-------------------|--------------------|-----------------------
             | Date           Expiration | Title  | Amount or     |                   |                    |
             | Exer-          Date       |        | Number of     |                   |                    |
             | cisable                   |        | Shares        |                   |                    |
-------------|---------------------------|--------|---------------|-------------------|--------------------|-----------------------
Stock Option | 04/07/2002     04/07/2010 | Common | 1,500         | 30.375            |  (D)               |
             |                           | Stock  |               |                   |                    |
-------------|---------------------------|--------|---------------|------------------ |--------------------|-----------------------
Stock Option | 04/07/2004     04/07/2010 | Common | 3,000         | 30.375            |  (D)               |
             |                           | Stock  |               |                   |                    |
-------------|---------------------------|--------|---------------|------------------ |--------------------|-----------------------
Stock Option | 11/02/2003     11/02/2011 | Common | 1,500         | 47.150            |  (D)               |
             |                           | Stock  |               |                   |                    |
-------------|---------------------------|--------|---------------|-------------------|--------------------|-----------------------
Stock Option | 11/02/2005     11/02/2011 | Common | 1,500         | 47.150            |  (D)               |
             |                           | Stock  |               |                   |                    |
-------------|---------------------------|--------|---------------|-------------------|--------------------|-----------------------
             |                           |        |               |                   |                    |
             |                           |        |               |                   |                    |
-------------|---------------------------|--------|---------------|-------------------|--------------------|-----------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
Explanation of Responses:
                                                                     /s/ Roberta A. Conger     August 1, 2002
                                                                     ---------------------     --------------
                                                                         Roberta A. Conger          Date

* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
See Instruction 6 for procedure.
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